Exhibit 2.6

AMENDMENT NO. 5
TO
STOCK PURCHASE AGREEMENT

     THIS AMENDMENT NO. 5 TO STOCK PURCHASE AGREEMENT, dated as of November 16, 2004 (this “Amendment”), is made by and between OneBeacon Insurance Company, a stock insurance company duly organized and existing under the laws of the Commonwealth of Pennsylvania (the “Seller”), and Specialty Underwriters’ Alliance, Inc., a Delaware corporation (the “Purchaser”).

RECITALS

     WHEREAS, the Seller and the Purchaser have previously entered into that certain Stock Purchase Agreement, dated as of March 22, 2004, as amended by (the following, collectively, the “Prior Amendments”) that certain Amendment No. 1 to Stock Purchase Agreement, dated as of May 4, 2004, that certain Amendment No. 2 to Stock Purchase Agreement, dated as of July 1, 2004, that certain Amendment No. 3 to Stock Purchase Agreement, dated as of July 13, 2004, and that certain Amendment No. 4 to Stock Purchase Agreement, dated as of October 12, 2004 (together, the “Stock Purchase Agreement”), whereby the Seller agreed to sell to the Purchaser, and the Purchaser agreed to purchase from the Seller, all of the issued and outstanding shares of capital stock of Potomac Insurance Company of Illinois (the “Company”), on the terms and subject to the conditions set forth therein; and

     WHEREAS, the Seller and the Purchaser now wish to further amend the Stock Purchase Agreement pursuant to Section 11.4 thereof.

     NOW, THEREFORE, in consideration of the premises and the respective agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Seller and the Purchaser hereby agree as follows:

ARTICLE I

DEFINITIONS

     Section 1.1. Definitions. Capitalized terms used, but not defined, herein shall have the respective meanings ascribed to such terms in the Stock Purchase Agreement.

ARTICLE II

AMENDMENT OF STOCK PURCHASE AGREEMENT

     Section 2.1. Amendment of Section 1.4 – Closing. The last sentence of the first paragraph of Section 1.4 of the Stock Purchase Agreement is hereby deleted in its entirety and replaced by the following:

“Neither party shall have the obligation to consummate the Closing unless the Closing shall have occurred on or before November 30, 2004.”

     Section 2.2. Amendment of Section 10.4 – Termination. Sub-section “(y)” of the second proviso of Section 10.4(c) of the Stock Purchase Agreement is hereby deleted in its entirety and replaced by the following:

"(y) the Closing shall not have occurred on or before November 30, 2004, the Seller may immediately terminate this Agreement and the transactions contemplated hereby shall be deemed abandoned”

ARTICLE III

MISCELLANEOUS

     Section 3.1. West Virginia. The Purchaser understands and agrees that (a) the Company has or will file an application and plan of withdrawal with the West Virginia Insurance Commission (the “West Virginia Commission”), a copy of which is attached hereto as Exhibit A (together with any amendments thereto, the “Application and Plan of Withdrawal”), to effect the Company’s withdrawal from writing private passenger automobile insurance in the State of West Virginia; and (b) none of the Company’s filing of, the West Virginia Commission’s approval of, nor the Seller and Company’s compliance with, the Application and Plan of Withdrawal, will result in any breach of any representation or warranty in, or non-fulfillment or default of any covenant or agreement on the part of the Seller or the Company under, the Stock Purchase Agreement (or any certificate or other document furnished or to be furnished by the Seller or the Company under the Stock Purchase Agreement).

     Section 3.2. Interpretation. The term “Agreement” as used in the Stock Purchase Agreement shall be deemed to refer to the Stock Purchase Agreement as further amended hereby.

     Section 3.3. No Obligation; No Waiver; Continuing Effect of Stock Purchase Agreement. The Purchaser understands and agrees that: (a) the Seller was, and is, under no obligation, express or implied, to enter into the Prior Amendments or this Amendment; (b) the Seller is under no obligation, express or implied, to enter into any further amendment(s) to the Stock Purchase Agreement; (c) neither the Prior Amendments, nor this Amendment, shall constitute any amendment or waiver of any provision of the Stock Purchase Agreement, or the Seller’s rights thereunder, not expressly referred to therein or herein; and (d) the Stock Purchase Agreement shall remain in full force and effect as further amended hereby.

     Section 3.4. Governing Law. This Amendment shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the law of the State of New York without regard to principles of conflicts of laws that would require application of the law of a jurisdiction other than the State of New York.

     Section 3.5. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Each counterpart may be delivered by facsimile transmission, which transmission shall be deemed delivery of an originally executed document.

     [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK, SIGNATURE PAGE FOLLOWS]

2

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

ONEBEACON INSURANCE COMPANY

By:	/s/ Gregory P. Winn
	Name:	Gregory P. Winn
	Title:	Vice President and Treasurer

SPECIALTY UNDERWRITERS’ ALLIANCE, INC.

By:	/s/ Courtney C. Smith
	Name:	Courtney C. Smith
	Title:	President

3

Exhibit A
West Virginia Withdrawal Application and Plan

(Attached)

November 16, 2004

Via Overnight Mail

Mr. Jack M. Rife
Director,
Rates &Forms Division
State of West Virginia
Insurance Department
P.O. Box 50540
Charleston, West Virginia 25305-0540

Re:	OneBeacon Insurance Company
Potomac Insurance Company of Illinois
Nonrenewal of Private Passenger Automobile Business
Line of Business Withdrawal

Dear Mr. Rife:

The above captioned companies originally wrote to the Insurance Department in September 2002 advising of their intent to withdraw most business from the West Virginia market with the exception of certain specialty and commercial business. The withdrawal has proceeded as intended with the exception of the private passenger automobile business. At that time, we were advised that West Virginia law did not allow a company to nonrenew private passenger automobile policies for the reason of withdrawal.

On March 13, 2004 new legislation was passed by the West Virginia legislature allowing a company to withdraw from the private passenger automobile line of business. Pursuant to such law, we sent another request to withdraw dated April 15, 2004. We were seeking the withdrawal to be effective shortly after the new law came into effect. By letter dated April 22, 2004, you advised us that our plan for withdrawal was denied but this time due to the fact that our filing was premature as no regulations had yet been promulgated implementing the new legislation.

Now that the new regulations have been promulgated, these companies are again requesting approval to withdraw from the private passenger automobile line of business in West Virginia. As indicated in our letter of April 15, 2004, these companies will not be surrendering or modifying their respective West Virginia certificates of authority as they will continue to write casualty business such as specialty and commercial lines. Please find attached a withdrawal plan for each of the above captioned companies. The plans follow the outline of Section 114-72-4 of the regulation, Contents of a Withdrawal Plan.

Please do not hesitate to contact me at 617-725-6181 with any questions or if you need further information to process this withdrawal.

Very Truly Yours,

Meredith K. Mangan

Counsel

Enclosures

OneBeacon Insurance Company line of business withdrawal

1.	Line of insurance being withdrawn:

Private passenger automobile insurance.

2.	Identification of the policy forms by number and type affected by the withdrawal:

The company uses standard ISO forms, with the exception of the following:

Emergency Roadside Assistance Coverage	A7499 0594
Personal Auto Policy Amendatory Endorsement	A7907 0290
Physical Damage Repair or Replacement Coverage	A8193 0996

3.	Dates we intend to begin and complete the withdrawal:

Start date:	January 15, 2005
End date:	January 15, 2006

4.	An explanation of the reason for the withdrawal:

The withdrawal is related to a change in the strategic direction of the company. The plan for withdrawal is consistent with the sale of its business three (3) years ago in 42 states including West Virginia and its decision at that time to focus its efforts in the northeast with the exception of specialty products and certain commercial lines business.

5.	Provisions for notifying all of the affected policyholders of the dates of the beginning and completion of the withdrawal and how the withdrawal will affect them, including:

Þa copy of the notice and an explanation of the manner in which the notice will be provided to policyholders; and Þaffirmation that the notice will be provided on the start date of the withdrawal.

Given the small number of policyholders in the State of West Virginia, the company does not plan to provide notice in advance of the nonrenewal notices. All nonrenewal notices will be sent in accordance with the time frames and manner of mailing provided for under West Virginia law. All policies expiring January 15, 2005 will be sent a notice of nonrenewal to be effective on that date. Please find attached a sample nonrenewal notice.

6.	Provision for meeting all of the insurer’s contractual obligations, including, but not limited to:

Þnotification of all affected agents of the date the insurer intends to begin and complete the withdrawal; and

Þif applicable, a statement affirming the insurer’s compliance with Article 6A Chapter 33 of the West Virginia Code.

The company no longer has any appointed agents in the State of West Virginia that are placing private passenger auto business. As such, no notice need be sent to any affected agents.

All nonrenewal notices will be sent in accordance with the time frames and manner of mailing provided for under West Virginia law.

7.	Provisions for providing the same level of services to the insurer’s West Virginia policyholders and claimants, per the policies.

The company shall provide the same level of services to their policyholders and claimants, in the event of a claim arising after the withdrawal, as they do today.

8.	Total annual premium volume and number of policies for the private passenger automobile line of business.

As of September 2004: Direct Written Premium $286,680 Policy Count 276

9.	An estimate of the percentage of the West Virginia market the withdrawal constitutes.

Given the small number of policies and premium involved in this withdrawal, the company has no percentage of the West Virginia market for private passenger auto business. If anything, the market share would be a fraction of a fraction of a percent.

10.	Information related to whether a market availability problem will exist if the withdrawal is approved.

No market availability problem will exist due to the small number of policies involved and the small annual premium associated with such policies. Moreover, the company has not been placing new private passenger automobile business in West Virginia for at least the past three years.

11.	The number and estimated amount of all losses outstanding in West Virginia, including IBNR.

As of September 2004:
Total Reported Loss Reserve Balance	$750,977
Total IBNR Loss Reserve Balance	$427,306

12.	A plan to handle any losses including the identification of assets available to pay outstanding claims, persons who will administer the run-off and an actuarial opinion certifying that adequate reserves are available to pay outstanding claims.

All losses arising out of the policies to be nonrenewed will be handled in the normal course of business as they are handled today. The same individuals and assets as are available today to pay all losses will be available during and after the withdrawal to pay losses as they arise. The company’s policyholder surplus as of June 2004 is $ 1,439,206,682.

Please find attached the company’s statement of actuarial opinion as of December 2003.

13.	There is no specific reinsurance agreement that will cover West Virginia private passenger automobile policyholders as part of this plan.

14.	Provisions for meeting any applicable statutory obligations, including but not limited to:

Þpayment of any guaranty fund assessments;

Þparticipation in any assigned risk plan, pool, fund, facility or joint underwriting arrangement; and

Þpayment of any taxes.

The company will continue to meet its respective statutory obligations in the same manner as such obligations are met today, to the extent such obligations have not changed as a result of the withdrawal.

15.	List of any other programs or products that the insurer will continue to offer in West Virginia.

Specialty and commercial lines business.

16.	Affirmation that no new business in the private passenger automobile line of business will be solicited by the insurer in West Virginia during or within the three years subsequent to the filing of the withdrawal plan, unless such prohibition is waived by the Commissioner.

No new business in the private passenger automobile line of business will be solicited by the company seeking to withdraw from such line of business in West Virginia for 3 years subsequent to the filing of the withdrawal plan.

Roger M. Singer
Senior Vice President

Potomac Insurance Company of Illinois line of business withdrawal

1.	Line of insurance being withdrawn:

Private passenger automobile insurance.

2.	Identification of the policy forms by number and type affected by the withdrawal:

The company uses standard ISO forms, with the exception of the following:

Emergency Roadside Assistance Coverage	A7499 0594
Personal Auto Policy Amendatory Endorsement	A7907 0290
Physical Damage Repair or Replacement Coverage	A8193 0996

3.	Dates we intend to begin and complete the withdrawal:

Start date:	January 15, 2005
End date:	January 15, 2006

4.	An explanation of the reason for the withdrawal:

The withdrawal is related to a change in the strategic direction of the company. The plan for withdrawal is consistent with the sale of its business three (3) years ago in 42 states including West Virginia and its decision at that time to focus its efforts in the northeast with the exception of specialty products and certain commercial lines business.

5.	Provisions for notifying all of the affected policyholders of the dates of the beginning and completion of the withdrawal and how the withdrawal will affect them, including:

Þa copy of the notice and an explanation of the manner in which the notice will be provided to policyholders; and

Þaffirmation that the notice will be provided on the start date of the withdrawal.

Given the small number of policyholders in the State of West Virginia, the company does not plan to provide notice in advance of the nonrenewal notices. All nonrenewal notices will be sent in accordance with the time frames and manner of mailing provided for under West Virginia law. All policies expiring January 15, 2005 will be sent a notice of nonrenewal to be effective on that date. Please find attached a sample nonrenewal notice.

6.	Provision for meeting all of the insurer’s contractual obligations, including, but not limited to:

Þnotification of all affected agents of the date the insurer intends to begin and complete the withdrawal; and

Þif applicable, a statement affirming the insurer’s compliance with Article 6A Chapter 33 of the West Virginia Code.

The company no longer has any appointed agents in the State of West Virginia that are placing private passenger auto business. As such, no notice need be sent to any affected agents.

All nonrenewal notices will be sent in accordance with the time frames and manner of mailing provided for under West Virginia law.

7.	Provisions for providing the same level of services to the insurer’s West Virginia policyholders and claimants, per the policies.

The company shall provide the same level of services to their policyholders and claimants, in the event of a claim arising after the withdrawal, as they do today.

8.	Total annual premium volume and number of policies for the private passenger automobile line of business.

As of September 2004:

Direct Written Premium $(77,189)

Policy Count 48

9.	An estimate of the percentage of the West Virginia market the withdrawal constitutes.

Given the small number of policies and premium involved in this withdrawal, the company has no percentage of the West Virginia market for private passenger auto business. If anything, the market share would be a fraction of a fraction of a percent.

10.	Information related to whether a market availability problem will exist if the withdrawal is approved.

No market availability problem will exist due to the small number of policies involved and the small annual premium associated with such policies. Moreover, the company has not been placing new private passenger automobile business in West Virginia for at least the past three years.

11.	The number and estimated amount of all losses outstanding in West Virginia, including IBNR.

As of September 2004:
Total Reported Loss Reserve Balance	$22,585
Total IBNR Loss Reserve Balance	$427,306

12.	A plan to handle any losses including the identification of assets available to pay outstanding claims, persons who will administer the run-off and an actuarial opinion certifying that adequate reserves are available to pay outstanding claims.

All losses arising out of the policies to be nonrenewed will be handled in the normal course of business as they are handled today. The same individuals and assets as are available today to pay all losses will be available during and after the withdrawal to pay losses as they arise. The company’s policyholder surplus as of June 2004 is $ 41,080,948.

Please find attached the company’s statement of actuarial opinion as of December 2003.

13.	There is no specific reinsurance agreement covering West Virginia private passenger automobile policyholders as part of this plan.

14.	Provisions for meeting any applicable statutory obligations, including but not limited to:

Þpayment of any guaranty fund assessments;

Þparticipation in any assigned risk plan, pool, fund, facility or joint underwriting arrangement; and

Þpayment of any taxes.

The company will continue to meet its statutory obligations in the same manner as such obligations are met today, to the extent such obligations have not changed as a result of the withdrawal.

15.	List of any other programs or products that the insurer will continue to offer in West Virginia.

Specialty and commercial lines business

16.	Affirmation that no new business in the private passenger automobile line of business will be solicited by the insurer in West Virginia during or within the three years subsequent to the filing of the withdrawal plan, unless such prohibition is waived by the Commissioner.

No new business in the private passenger automobile line of business will be solicited by the company seeking to withdraw from such line of business in West Virginia for 3 years subsequent to the filing of the withdrawal plan.

Roger M. Singer
Senior Vice President